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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                               (Amendment No. 1)(1)

                                 NET.B@NK, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    640933107
                                    ---------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [     ]   Rule 13d-1(b)

         [  x  ]   Rule 13d-1(c)

         [     ]   Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 5
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                                  SCHEDULE 13G

CUSIP NO.  51588A100
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  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      Carolina First Corporation    570824914
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)  /_/  (b)  /_/

      N/A
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      South Carolina
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   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

               5 SOLE VOTING POWER

                         2,415,000*
               -----------------------------------------------------------------
               6 SHARED VOTING POWER
                         0
               -----------------------------------------------------------------
               7 SOLE DISPOSITIVE POWER
                         2,415,000*
               -----------------------------------------------------------------
               8 SHARED DISPOSITIVE POWER
                         0
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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,415,000*
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /_/

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.2%
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 12   TYPE OF REPORTING PERSON

               CO
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                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER:

         Net.B@nk, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Royal Centre Three
         11475 Great Oaks Parkway
         Alpharetta, Georgia  30022

ITEM 2(a).        NAME OF PERSON FILING:

         Carolina First Corporation

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         102 South Main Street
         Greenville, South Carolina 29601

ITEM 2(c).        CITIZENSHIP:

         South Carolina

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

         Common Stock, $.01 par value

ITEM 2(e).        CUSIP NUMBER:

         640933107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

         N/A

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1999:

         (a)      Amount beneficially owned:  2,415,000*

         (b)      Percent of class: 8.2%

         (c)      Number of shares as to which such person has

                  (i)   sole power to vote or direct the vote: 2,415,000*

                  (ii)  shared power to vote or direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition of:
                        2,415,000*

                  (iv)  shared power to dispose or direct the disposition of: 0

                        * Of the indicated shares, 240,000 are owned of record by Carolina First Investment Limited Partnership. The general partner of this partnership is CF Technology Services Company, a wholly owned subsidiary of Carolina First Corporation.

                                  Page 3 of 5
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                                  SCHEDULE 13G

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10. CERTIFICATION:

         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           CAROLINA FIRST CORPORATION

                                      Date:             February 11, 2000

                                      Signature:        /S/ EDWARD R. MATTHEWS

                                      Name:             Edward R. Matthews

                                      Title:            Chief Financial Officer




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